                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 AMENDMENT NO. 1



             INFORMATION STATEMENT PURSUANT TO RULE 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                                  NEOPATH, INC.
                     ---------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                ------------------------------------------------
                         (Title of Class of Securities)

                                   640517-10-8
                    ---------------------------------------
                      (CUSIP Number of Class of Securities)













Check the following box if a fee is being paid with this statement.  [  ]
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)



                               Page 1 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                   SCHEDULE 13G
CUSIP NO.     640517-10-8         AMENDMENT NO. 1             PAGE 2 OF 12 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER MANAGEMENT, L.L.C.                            FEIN: 91-1678546
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     147,924
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               147,924
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          147,924
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.08%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LLC
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                   SCHEDULE 13G
CUSIP NO.     640517-10-8        AMENDMENT NO. 1              PAGE 3 OF 12 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER PORTFOLIO FUND, L.P.                         FEIN: 91-1675192
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     80
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               80
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          80
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0006%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                   SCHEDULE 13G
CUSIP NO.     640517-10-8        AMENDMENT NO. 1              PAGE 4 OF 12 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER & COMPANY, L.P.                               FEIN: 91-1529429
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     134,734
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               134,734
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          134,734
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.98%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                  SCHEDULE 13G
CUSIP NO.     640517-10-8        AMENDMENT NO. 1              PAGE 5 OF 12 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER & COMPANY, INC.                            FEIN: 91-1526760
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Washington
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     147,924
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               147,924
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          147,924
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.08%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                 SCHEDULE 13G
CUSIP NO.     640517-10-8       AMENDMENT NO. 1              PAGE 6 OF 12 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alan D. Frazier  SS####-##-####
          ----------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    9,898
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     147,924
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   9,898
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               147,924
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          157,822
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.16%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 12 Pages
                     An Index of Exhibits appears on Page 12

                           AMENDMENTS TO SCHEDULE 13G

ITEM 1(A).  NAME OF ISSUER.

         This Schedule 13G relates to NeoPath, Inc., a Delaware corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         The Company's principal executive offices are located at 8271 - 154th Ave. NE, Redmond, Washington 98052.

ITEM 2(A).  NAME OF PERSONS FILING.

         This Schedule 13G relates to each of the following persons:

         o        Frazier Management, L.L.C., a limited liability company
                  ("FMLLC")

         o        Frazier Portfolio Fund, L.P., a limited partnership ("FPFLP")

         o        Frazier & Company L.P., a limited partnership ("F&C LP")

         o        Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

         o Alan D. Frazier, as a director and sole shareholder of F&C Inc.; and

         The general partner of F&C LP and FPFLP is FMLLC. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

         The business address of each of the reporting persons is 601 Union Street, Suite 2110, Seattle, Washington 98101.

ITEM 2(C).  CITIZENSHIP.

         FPFLP and F&C LP are each limited partnerships organized under the laws of the State of Delaware. FMLLC is a limited liability company organized under the laws of the State of Delaware. F&C Inc.is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

         This Schedule 13G relates to the Company's common stock, $.01 par value per share (the "Common Stock").


                               Page 7 of 12 Pages
                     An Index of Exhibits appears on Page 12

ITEM 2(E).  CUSIP NUMBER.

         The CUSIP Number for the Company's Common Stock is 640517-10-8.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a) [  ]    Broker or dealer registered under Section 15 of the Act,

       (b) [  ]    Bank as defined in Section 3(a)(6) of the Act,

       (c) [  ]    Insurance Company as defined in Section 3(a)(19) of the Act,

       (d) [  ]    Investment Company registered under Section 8 of the
                   Investment Company Act,

       (e) [  ]    Investment Advisor registered under Section 203 of the
                   Investment Advisors Act of 1940,

       (f) [  ]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                   1974 or Endowment Fund,

       (g) [  ]    Parent Holding Company, in accordance with
                   Rule 13d-1(b)(ii)(G),

       (h) [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                 NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

         The following describes the ownership of Common Stock by FPFLP as of December 31, 1996:

         (a)       Amount beneficially owned:  80 (1)

         (b)       Percent of class:  0.0006%

         (c)       Number of shares as to which such person has:

                        (i)    Sole power to vote or direct the vote:  0

                       (ii)    Shared power to vote or to direct the vote:
                               80 (1)(2)

                      (iii) Sole power to dispose or to direct the disposition of: 0

                       (iv) Shared power to dispose or to direct the disposition of: 80 (1)(2)


                               Page 8 of 12 Pages
                     An Index of Exhibits appears on Page 12

         (1) Represents shares held of record by FPFLP of which FMLLC is the general partner.

         (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among the each of FPFLP, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         The following describes the ownership of Common Stock by F&C LP as of December 31, 1996:

         (a)      Amount beneficially owned:  134,734 (1)

         (b)      Percent of class:  0.98%

         (c)      Number of shares as to which such person has:

                        (i)    Sole power to vote or direct the vote:  0

                       (ii)    Shared power to vote or to direct the vote:
                               134,734 (1)(2)

                      (iii) Sole power to dispose or to direct the disposition of: 0

                       (iv) Shared power to dispose or to direct the disposition of: 134,734(1)(2)

         (1) Includes 7,500 shares subject to purchase upon the exercise of vested options to purchase Common Stock and 115,289 shares subject to purchase upon the exercise of vested stock purchase warrants held of record by F&C LP of which FMLLC is the general partner.

         (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among the each of F&C LP, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         The following describes the ownership of Common Stock by FMLLC, F&C Inc., and Mr. Frazier as of December 31, 1996:

         (a)      Amount beneficially owned:  157,822 (1)(3)

         (b)      Percent of class:  1.16%

         (c)      Number of shares as to which such person has:

                        (i)    Sole power to vote or direct the vote:  9,898 (2)

                       (ii)    Shared power to vote or to direct the vote:
                               147,924 (1)(3)

                      (iii) Sole power to dispose or to direct the disposition of: 9,898(2)

                               Page 9 of 12 Pages
                     An Index of Exhibits appears on Page 12

                       (iv) Shared power to dispose or to direct the disposition of: 147,924(1)(3)

         (1) Includes (i) 80 shares of Common Stock held of record by FPFLP of which FMLLC is the general partner and (ii) 7,500 shares subject to purchase upon the exercise of vested options to purchase Common Stock and 115,289 shares subject to purchase upon the exercise of vested stock purchase warrants held of record by F&C LP of which FMLLC is the general partner. F&C Inc. is the managing member of FMLLC. Mr. Frazier is the sole shareholder of F&C Inc., and may be deemed to be the beneficial owner of stock beneficially held by such limited partnerships and limited liablity company. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         (2)      Represents shares of Common Stock held of record by Alan D.
                  Frazier.

         (3) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among FMLLC, F&C Inc. and Mr. Frazier.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

                               Page 10 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                    SIGNATURE

         The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

         Dated:   February 5, 1997
                                        FRAZIER PORTFOLIO FUND, L.P.
                                        By:  Frazier Management, L.L.C.
                                             Its General Partner
                                        By: Frazier & Company, Inc.
                                             Its Managing Member


                                        By          //s// Alan D. Frazier
                                          --------------------------------------
                                            Alan D. Frazier, President


                                        FRAZIER & COMPANY L.P.
                                        By:  Frazier Management, L.L.C.
                                             Its General Partner
                                        By: Frazier & Company, Inc.
                                             Its Managing Member


                                        By          //s// Alan D. Frazier
                                          --------------------------------------
                                            Alan D. Frazier, President


                                        FRAZIER MANAGEMENT, L.L.C.
                                        By: Frazier & Company, Inc.
                                             Its Managing Member


                                        By          //s// Alan D. Frazier
                                          --------------------------------------
                                            Alan D. Frazier, President

                                        FRAZIER & COMPANY, INC.


                                        By          //s// Alan D. Frazier
                                          --------------------------------------
                                            Alan D. Frazier, President, Director
                                            and Shareholder


                              Page 11 of 12 Pages
                     An Index of Exhibits appears on Page 12

                                  EXHIBIT INDEX




                             Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).


























                               Page 12 of 12 Pages
                     An Index of Exhibits appears on Page 12